EXHIBIT 99.1

Contact: Carl J. Crosetto GSC Group 973-437-1007 Roland Tomforde Broadgate Consultants, LLC 212-232-2222
FOR IMMEDIATE RELEASE

GSC Investment Corp. Declares Dividend

NEW YORK, May 21, 2007 – GSC Investment Corp. (NYSE:GNV), a business development company externally managed by GSC Group, announced today that its Board of Directors has declared a dividend of $0.24 per share payable on June 6, 2007 to common stockholders of record on May 29, 2007. The dividend is for the “stub” fiscal quarter beginning March 28, 2007 and ending May 31, 2007.

GSC Investment Corp. has now fully invested the proceeds of its initial public offering completed on March 28, 2007, as well as the borrowings under the credit facilities established on April 11, 2007 and May 1, 2007.  As of May 18, 2007, the Company had total assets of $215 million and total outstanding borrowings under the credit facilities of $98 million. The Company’s investment portfolio carries a weighted average yield of 11.5% and is comprised of approximately 14% first lien loans, 32% second lien loans, 19% senior secured high-yield bonds and 35% unsecured high yield bonds.

About GSC Investment Corp.
GSC Investment Corp. is a specialty finance company that invests primarily in first and second lien loans and mezzanine and high yield debt of private, U.S. middle-market companies and high yield bonds. It has elected to be treated as a business development company under the Investment Company Act of 1940. The Company also opportunistically invests in distressed debt; debt and equity securities of public companies; credit default swaps; emerging market debt; and collateralized debt obligation vehicles holding debt, equity or synthetic securities. The Company draws upon the support and investment advice of its external manager, GSC Group, an alternative asset investment manager that focuses on complex, credit-driven strategies. GSC Investment Corp. is traded on the New York Stock Exchange under the symbol “GNV.”

Forward-Looking Statements
Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are forward-looking statements. These forward-looking statements generally relate to GSC Investment Corp.’s plans, objectives and expectations for future operations and are based upon management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Forward-Looking Statements” included in the Company’s final prospectus dated March 23, 2007, a copy of which has been filed with the U.S. Securities and Exchange Commission in connection with the Company’s initial public offering. These forward-looking statements are made only as of the date hereof, and GSC Investment Corp. undertakes no obligation to update or revise the forward-looking statements, whether as a result of the new information, future events or otherwise.  Any forward-looking statements do not have the benefit of the safe harbor for forward-looking statements pursuant to Section 27A of the Securities Act of 1933.

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